Exhibit 99.1


                               SPEEDLANE.COM, INC.
                              426 PALO ALTO AVENUE
                           PALO ALTO, CALIFORNIA 94302
                                 (650) 618-1502
                                 --------------

                        SPEEDLANE.COM, INC. ANNOUNCES THE
                    APPOINTMENT OF GARY M. FUCHS AS PRESIDENT
                           AND CHIEF EXECUTIVE OFFICER

OCTOBER  24,  2000,  PALO  ALTO,  CA. --  SPEEDLANE.COM,  INC.   (OTC BB:  SPDL)
("SPEEDLANE" or the "COMPANY") announced the appointment of Gary M. Fuchs as President and Chief Executive Officer effective August 22, 2000. He replaces John Rothenberg, who left the Company to pursue other personal and professional interests.

Mr. Fuchs's distinguished professional career includes more than 18 years of senior level experience, as an investment banker, commercial banker, and corporate executive. His diverse professional talents include global corporate finance, international credit management, systems integration, corporate development and management, as well as internal accounting/auditing. As a specialist in corporate development, the appointment of Mr. Fuchs as President/CEO provides the requisite leadership, vision, and experience as Speedlane emerges as a leading provider of "next generation" Internet enabling tools and enhancement software that improves computer performance.

"Mr. Fuchs commented, " As President and CEO, I look forward to the opportunity and challenge of establishing Speedlane.com as a world class developer of computer performance enhancement products for use both on the Internet, as well as off-line applications. I am confident collectively we have the dedication, proprietary knowledge and expertise to realize this objective."

ABOUT   SPEEDLANE.COM:

Speedlane.com, Inc. is an emerging provider of Internet-enabling technologies, products and service for use by both businesses and consumers. The Company's flagship product, Speedlane Internet Optimizer has been shown to increase the speed at which computers can download information from the Internet by as much as 250%. The Company is currently developing a suite of additional technology-based Internet products for business and personal applications. Visit Speedlane on the Internet at www.speedlane.com.



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CERTAIN  STATEMENTS  INCLUDED IN THIS PRESS RELEASE MAY INCLUDE  FORWARD LOOKING
STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM SUCH STATEMENTS EXPRESSED OR IMPLIED HEREIN AS A RESULT OF A VARIETY OF FACTORS, INCLUDING, BUT NOT LIMITED TO THE ACCEPTANCE BY THE MARKET OF THE COMPANY'S PRODUCTS, COMPETITION AND FUTURE PRODUCT TRENDS THAT MAY AFFECT OPERATING PERFORMANCE, AS WELL AS OTHER FACTORS EXPRESSED FROM TIME TO TIME IN THE COMPANY'S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). AS A RESULT, THIS PRESS RELEASE SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S PERIODIC FILINGS WITH THE SEC.


For additional Information, please contact:
Gary M. Fuchs, President & CEO                   Steven Kessler
Speedlane.com, Inc.                              Silicon Communications
(732)786-0608                                    (516)539-0339